EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) to be filed on or around December 28, 2017 (the “Form S-8”), and to all references to our firm and our report dated January 1, 2017, entitled “PEDEVCO Corp. Reserve Report” (the “Report”). We also consent to the incorporation by reference in the Form S-8 of the Report and all references to our firm and the information from our Report.

South Texas Reservoir Alliance LLC State of Texas Registration No. F-13460

By: /s/ Michael Rozenfeld
Name: Michael Rozenfeld
Title: Manager, South Texas
Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055

December 28, 2017